Exhibit 10.16

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Second Amendment”) is entered into as of February 5, 2008 (the “Effective Date”) by and between Grande Communications Networks, Inc., a Delaware corporation (the “Company”), and Roy H. Chestnutt (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement (the “Original Agreement”) dated December 31, 2005; and

WHEREAS, the Company and the Executive amended the Original Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), in the Amendment to Employment Agreement as of June 28, 2006 (the “First Amendment”; and the Original Agreement as amended by the First Amendment is the “Agreement”); and

WHEREAS, the Company and the Executive wish to further amend the Agreement to further comply with Section 409A of the Code in light of the final Treasury Regulations promulgated under such section of the Code, and to clarify the health care coverage provisions.

NOW, THEREFORE, the parties agree as follows:

1.	The Agreement is amended by deleting the fifth sentence in Section 4, in its entirety, and replacing it with the following:

“Annual bonuses shall be payable to the Executive by the 15th day of the third month after the end of the applicable Bonus Period.”

2.	The Agreement is amended by deleting the seventh sentence in Section 4, in its entirety, and replacing it with the following:

“Any such additional discretionary bonus shall be payable to the Executive by the 15th day of the third month after the end of the applicable Bonus Period.”

3.	The Agreement is amended by deleting Section 10(b)(3) in its entirety and replacing it with the following:

“(3)           The Contract Period may be terminated by the Executive in the event that the Board of Directors of the Company (the “Board”): (a) materially diminishes Executive’s duties and responsibilities under this Agreement; (b) materially relocates the office that the Executive is to work outside of the Austin/San Antonio Corridor, Texas area, (c) removes the Executive without Cause from the Board, (d) strips the Executive without Cause of his title as Chief Executive Officer, provided such action either causes the Executive to report to someone other than the Board or materially reduces the budget over which the Executive has control, or (e) materially reduces Executive’s Base Salary without Cause (each of the foregoing events described in the foregoing clauses (a) – (e) of this paragraph is a “Good Reason Termination”).  Notwithstanding the above, the Executive’s termination of the Contract Period will only be considered a Good Reason Termination if: (i) the Executive provides the Board with written notice of the occurrence of the event giving rise to a Good Reason Termination within ninety (90) days of such occurrence, (ii) the Board fails to remedy the condition caused by such event within thirty (30) days of receiving notice of the occurrence of such event from Executive, and (iii) following the failure of the Board to remedy the such condition within thirty (30) days, the Executive provides sixty (60) days notice of his intent to terminate the Contract Period, with such notice being provided no later than one (1) year following the occurrence of the event giving rise to the Good Reason Termination.  The Company reserves the right to relieve the Executive of his duties any time during the 60-day period following the date on which it receives notice from Executive of his intent to terminate the Contract Period as described in clause (iii) above without affecting his right to compensation, Severance Pay, Benefit Continuation and other benefits during this notice period.  A Good Reason Termination by Executive pursuant to this Section 10(b)(3) shall not be considered a voluntary termination of employment with the Company by Executive. ”

4.	The Agreement is amended by deleting the fourth sentence of Section 10(b)(5) in its entirety and replacing it with the following:

“The Company will continue to pay the costs of insurance and health coverage at the same level as the Company pays the costs of the Executive’s then current insurance and health care coverage provided for in Section 5 until the earlier to occur of (i) the termination of the Severance Period or (ii) the date that Executive begins receiving equivalent benefits from his next full time employer, and upon the occurrence of such earlier event, the Company shall discontinue any payment towards Executive’s insurance and  health care coverage, and the costs associated with available continuing coverage under the Company’s insurance and health plans, if any, will be the sole responsibility of the Executive (“Benefit Continuation”).”

5.	The Agreement is amended by adding this new Section 10(b)(6):

“(6)           To the extent that the Severance Pay provided under Section 10(b)(5) exceeds two times the lesser of (a) the sum of the Executive’s annual compensation (as defined in Treas. Reg. §1.415-2(d)) for services provided to the Company as an employee and the Executive’s net earnings from self-employment (as defined in Code §1402(a)) for services provided to the Company as an independent contractor, if any, each for the calendar year preceding the calendar year in which the termination occurs or (b) the maximum amount of compensation that can be taken into account for qualified plan purposes pursuant to Internal Revenue Code §401(a)(17) for such year, such excess amount of Severance Pay will not begin sooner than the date that is six (6) months following the date of termination.  In the event of a delay in payment provided under this Section 10(b)(6), the Company, at the Board’s discretion, may (i) on the first day of the seventh month following such termination, pay Executive in a lump sum all amounts that would have been paid under Section 10(b)(5) if such six-month delay had not occurred or (ii) delay all payments under Section 10(b)(5) for a period of six months.”

IN WITNESS WHEREOF, the Company and the Executive have executed this Second Amendment to be effective as of the Effective Date.

COMPANY:

GRANDE COMMUNICATIONS NETWORKS, INC.

By:	/s/ Michael L. Wilfley
Its:	Chief Financial Officer

EXECUTIVE:

/s/ Roy H. Chestnutt
ROY H. CHESTNUTT